Exhibit 99.1

Progress Energy announces development in audit of synthetic fuel tax credits;

Conference call scheduled today at 10 a.m. ET

RALEIGH, N.C. (July 7, 2004) – Progress Energy [NYSE: PGN] has been informed that Internal Revenue Service (IRS) field auditors anticipate taking an adverse position regarding the placed-in-service date of the company’s four Earthco synthetic fuel facilities. One of the conditions to qualify for tax credits under Section 29 of the Internal Revenue Code is that the production facility must have been placed-in-service before July 1, 1998. Due to the auditors’ position, the IRS has decided to withdraw from the Pre-Filing Agreement (PFA) program with Progress Energy. The PFA program allows taxpayers voluntarily to accelerate the IRS exam process in order to seek resolution of specific issues. Progress Energy has no plans to alter its synthetic fuel production schedule and is not revising its previous 2004 earnings per share guidance of $3.50 to $3.65.

“While we’re disappointed in this action by the field audit team, we continue to believe our Earthco synthetic fuel facilities meet the placed-in-service requirements to qualify for the Section 29 tax credit,” said Bob McGehee, chairman, president and CEO, Progress Energy. “Field audit teams have raised questions before during the synthetic fuel audit process, such as on the issue of chemical change, that were ultimately resolved in our favor. We are confident in our position on placed-in-service as well.”

The information provided by the IRS field auditors only addresses Progress Energy’s four Earthco facilities. The audit of Progress Energy’s Colona synthetic fuel facility was successfully closed earlier this year.

With the IRS’s withdrawal from the PFA program, the review of Progress Energy’s Earthco facilities is back on the normal procedural audit path of the company’s tax returns. The company anticipates that the field audit team will provide its written recommendation by the end of this summer. At that point, the company will have the opportunity to present its case to the appeals section within the IRS. The Company believes that the appeals process could take up to two years to complete, however, it cannot control the actual timing of resolution.

While the company is confident in its position on placed-in-service, it is disclosing the potential financial impact of a complete disallowance of Earthco tax credits. Through March 31, 2004, the company has claimed $942 million of tax credits generated by the Earthco facilities. If these credits were disallowed, the company’s one-time exposure for cash tax payments would be $229 million (excluding interest), and earnings and equity would be reduced by $942 million. As a result, leverage would increase approximately 400 basis points. The financial impact of any disallowance is unknown and would be based on the timing of the audit resolution and future synthetic fuel production levels. Based on the maintenance of the company’s current production schedule, the amount of tax credits generated by the company and the potential impact of any disallowance may increase over time.

If the IRS is successful in disallowing any or all of the tax credits related to the Earthco facilities, this would reduce or eliminate the economic value of the Contingent Value Obligations (CVOs). The CVOs were issued to the Florida Progress shareholders at the time of the merger closing and entitles them to payments if the Earthco facilities achieve certain cash flow goals.

Under Section 29 of the Internal Revenue Code, manufacturers receive a tax credit for every ton of synthetic fuel sold. Section 29 was enacted in the early 1970s to encourage alternative technologies to commercialize domestic fuel sources and reduce reliance on foreign oil. Without the benefit of a tax credit, production of synthetic fuels would not be economical. To qualify for the credits, the synthetic fuel must meet three primary conditions: 1) there must be a significant chemical change in the coal feedstock; 2) the product must be sold to an unrelated party and; 3) the production facility must have been placed-in-service before July 1, 1998. The company’s ability to generate Section 29 tax credits associated with synthetic fuel is scheduled to expire at the end of 2007. Progress Energy expects to earn roughly $200 million per year from synthetic fuels, of which approximately 75 percent is generated by the Earthco facilities.

Progress Energy subsidiaries produce synthetic fuel at five wholly owned entities and one minority owned entity in Virginia, West Virginia and Kentucky. The five wholly owned entities—Colona and the four Earthco facilities—represent 98 percent of Progress Energy’s total synthetic fuel production capacity. The synthetic fuel process involves combining coal material with a chemical change agent to create a significant chemical change in the coal feedstock used to produce such synthetic fuel. Progress Energy’s product is sold to unrelated utilities and industrial firms.

Progress Energy will hold a conference call at 10 a.m. ET (7 a.m. PT) today, July 7, 2004, hosted by Geoff Chatas, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 913-981-4901, confirmation code 772628. Should technical difficulties be encountered, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET July 7 through midnight July 21, 2004. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 772628.

A webcast of the live conference call will be available at http://www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company’s holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company’s Web site at http://www.progress-energy.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, and predictions. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, without limitation, a determination from governmental authorities that Progress Energy does not qualify for Section 29 tax credits for its synthetic fuel facilities. Risk factors associated with Section 29 tax credits as well as additional risk factors are detailed from time to time in the companies’ SEC reports including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond the ability of the company to control or estimate precisely.

# # #

Contacts:

Investor Relations, Bob Drennan, 919-546-7474

Corporate Communications, Keith Poston, 919-546-6189, or toll-free 877-641-NEWS (6397)